Exhibit 99.1

Investor	Mike McGuire	Media	Carolyn Castel
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(401) 770-4050		(401) 770-5717

FOR IMMEDIATE RELEASE

CVS HEALTH REPORTS FOURTH QUARTER RESULTS AND

UPDATES 2018 FULL-YEAR OUTLOOK FOR INVESTMENTS FROM TAX REFORM

Fourth Quarter Year-over-year Highlights:

•	Net revenues increased 5.3% to $48.4 billion
•	GAAP diluted EPS from continuing operations of $3.22
•	Adjusted EPS of $1.92, excluding $1.5 billion income tax benefit resulting from tax reform

Full Year Highlights:

•	Net revenues increased 4.1% to $184.8 billion
•	GAAP diluted EPS from continuing operations of $6.45
•	Adjusted EPS of $5.90, excluding $1.5 billion income tax benefit resulting from tax reform
•	Generated cash flow from operations of $8.0 billion; free cash flow of $6.4 billion

2018 Guidance:

•	At least $275 million of benefit from tax reform allocated to strategic investments in growth of our business, reducing adjusted operating profit growth by 250 basis points
•	Updated full-year adjusted operating profit growth to down 1.5% to up 1.5%
•	Provided first quarter adjusted operating profit growth of 0.5% to 4.5%

WOONSOCKET, RHODE ISLAND, February 8, 2018 - CVS Health Corporation (NYSE: CVS) today announced operating results for the three months and year ended December 31, 2017.

President and Chief Executive Officer Larry Merlo stated, “In 2017, we delivered on the four-point plan we set in place to return to more robust levels of growth. Our position in the evolving health care landscape is stronger than ever before, and we remain confident in our model and in our ability to make health care more affordable, more accessible and more effective.”

Revenues

Net revenues for the three months ended December 31, 2017, increased 5.3%, or $2.4 billion, to approximately $48.4 billion, up from $46.0 billion in the three months ended December 31, 2016. Net revenues for the year ended December 31, 2017, increased 4.1%, or $7.3 billion, to approximately $184.8 billion, up from $177.5 billion in the year ended December 31, 2016.

Revenues in the Pharmacy Services Segment increased 9.3% to approximately $34.2 billion in the three months ended December 31, 2017. This increase was primarily driven by growth in pharmacy network and specialty pharmacy volume as well as brand inflation, partially offset by continued price compression and increased generic dispensing. Pharmacy network claims processed during the three months ended  December 31, 2017, increased 8.2%, on a 30-day equivalent basis, to 389.7 million, compared to 360.2 million in the prior year period. The increase in pharmacy network claim volume was primarily due to an increase in net new business. On a 30-day equivalent basis, mail choice claims processed during the three months ended December 31,  2017, increased 5.9% to 69.0 million, compared to 65.2 million in the prior year. The increase in mail choice claim volume was driven by continued adoption of our Maintenance Choice® offerings and an increase in specialty pharmacy claims.  For the year ended December 31, 2017, net revenues in the Pharmacy Services Segment increased 8.9% to approximately $130.6 billion, compared to approximately $120.0 billion in the year ended December 31, 2016.

Revenues in the Retail/LTC Segment increased 0.3% to approximately $20.9  billion in the three months ended December 31, 2017. This was primarily driven by an increase in same store prescriptions of  2.5%, on a 30-day equivalent basis, and brand inflation, partially offset by an increase in the generic dispensing rate and continued reimbursement pressure.  The previously-announced restricted networks that exclude CVS Pharmacy had a negative impact of approximately 320 basis points on same store prescription volumes for the three months ended December 31, 2017. For the year ended December 31, 2017, net revenues in the Retail/LTC Segment decreased 2.1% to $79.4 billion, compared to $81.1 billion in the year ended December 31, 2016, and same store prescription volumes increased 0.4%, on a 30-day equivalent basis. The previously-announced restricted networks that exclude CVS Pharmacy had a negative impact of approximately 420 basis points on same store prescription volumes for the year ended December 31, 2017.

Same store sales increased 0.1% and pharmacy same store sales increased 0.4% in the three months ended December 31, 2017.  For the year ended December 31, 2017, both same store sales and pharmacy same store sales decreased 2.6%. Pharmacy same stores sales were negatively impacted by approximately 340 and 390 basis points due to recent generic introductions in the three months and year ended December 31, 2017, respectively.

Front store same store sales declined 0.7% in the three months ended December 31,  2017, and were positively impacted 80 basis points by seasonal cough and cold. Front store same store sales were negatively impacted by softer customer traffic and efforts to rationalize promotional strategies, partially offset by an increase in basket size. For the year ended December 31, 2017, front store same store sales declined 2.6%.

For the three months ended December 31, 2017, the generic dispensing rate increased approximately 80 basis points to 86.9% in our Pharmacy Services Segment and increased approximately 160 basis points to 86.8% in our Retail/LTC Segment, compared to the same quarter in the prior year.

Operating Profit

Consolidated operating profit for the three months ended December 31, 2017, increased $108 million, or 3.6%, to $3.1 billion.  The increase was partially due to improvement in gross profit in the Pharmacy Services Segment as result of a favorable shift in the timing of Medicare Part D profits between the third and fourth quarters of 2017, when compared to 2016, as well as growth in network and specialty volume, and favorable purchasing economics.  In addition, the Retail/LTC Segment gross profit increased, largely driven by improvements in front store margin. The improvements in operating profit were also due to a $50 million decrease in acquisition-related transaction and integration costs as well as a $30 million decrease in store rationalization costs. These improvements were offset by increases in operating expenses associated with new store openings, and by a $46 million goodwill impairment of our RxCrossroads reporting unit. This impairment was triggered by the Tax Cuts and Jobs Act (the “TCJA”), enacted in December 2017, which reduced the U.S. federal corporate income tax rate from 35% to 21%. As a result of this change in rates, RxCrossroads’ deferred income tax liabilities decreased and its net assets increased. RxCrossroads was subsequently sold on January 2, 2018 below its net asset value.

Consolidated operating profit for the year ended December 31, 2017, decreased $849 million, or 8.2%, to $9.5 billion. The decline was primarily driven by the previously-announced restricted networks that exclude CVS Pharmacy and continued pricing and reimbursement pressure in the Pharmacy Services Segment and Retail/LTC Segment.  The decrease in operating profit was also due to an increase in operating expenses as a result of charges of $215 million associated with the closure of 71 retail stores in connection with our enterprise streamlining initiative, goodwill impairment charges of $181 million related to the RxCrossroads reporting unit within the Retail/LTC Segment, $57 million of hurricane related expenses which were predominately in the Retail/LTC Segment, and new store openings. The increase in operating expenses also reflects the absence of a 2016 reversal of an accrual of $85 million, in the Pharmacy Services Segment, in connection with legal settlements. These increases in operating expenses in 2017 were partially offset by a decrease in acquisition-related transaction and integration costs of $226 million, since the bulk of the integration costs associated with the acquisition of Omnicare, Inc. (“Omnicare”) were incurred in 2016.

Net Income and Earnings Per Share

Net income for the three months ended December 31, 2017, increased $1.6 billion or 92.6%, to $3.3  billion. For the year ended December 31, 2017, net income increased $1.3 billion or 24.5%, to $6.6 billion. The increase in both periods is primarily due to the income tax benefit of $1.5 billion associated with the TCJA. Among other changes to existing tax laws, the TCJA reduced the corporate income tax rate from 35% to 21%, which reduced the Company’s net deferred income tax liabilities. This was partially offset by the operating profit changes discussed above. Additionally, net income for the three months and year ended December 31, 2017, includes $56 million of bridge financing costs associated with the proposed acquisition of Aetna Inc. (“Aetna”) which is included in interest expense.  Net income for the year ended December 31, 2017, includes $187 million in losses on settlements of defined benefit pension plans which are included in other expense. Net income for the year ended December 31, 2016 includes a $643 million loss on early extinguishment of debt.

GAAP earnings per diluted share from continuing operations (“GAAP diluted EPS”) for the three months ended December 31,  2017, was $3.22, compared to $1.59 in the fourth quarter of the prior year. Adjusted earnings per share (“Adjusted EPS”) for the three months ended December 31, 2017 and 2016, was $1.92 and $1.71, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

GAAP diluted EPS for the year ended December 31, 2017, was $6.45 compared to $4.91 in the prior year. Adjusted EPS for the years ended December 31, 2017 and 2016, was $5.90 and $5.84, respectively. Further detail is shown in the Adjusted Earnings Per Share reconciliation later in this release.

Guidance

Mr. Merlo stated, “We enter 2018 with the foundation to propel us to win across all of our businesses. I'm very pleased with the strong PBM selling season we had, with gross client wins of $6.2 billion, and our retail collaborations are expected to drive solid performance in our pharmacies. I’m also pleased with the progress we’ve made in providing superior value for patients, payors, and providers, and we look forward to the opportunities ahead to improve upon our progress.”

The Company revised its 2018 guidance to reflect the effects of the tax reform achieved through the TCJA. In addition to debt reduction, the Company is dedicating a portion of the benefits to additional investments in employees, data analytics, care management solutions, and service offering enhancements, a portion of which will be capitalized. The impact to the Company’s 2018 consolidated operating profit is expected to be at least $275 million.

Executive Vice President and Chief Financial Officer David Denton stated, “With $1.2 billion in cash benefits from the Tax Cuts and Jobs Act, we will be able to make strategic investments in our business in 2018 to stimulate greater growth over the longer term, and our updated guidance reflects this. These investments will accelerate our ability to continue to improve health outcomes and lower costs for patients. Additionally, we will spend at least half of the benefits on debt reduction as we look to lower our leverage ratio.”

As a result of these investments, the Company’s previous adjusted consolidated operating profit growth guidance of 1.0% to 4.0% for the full-year 2018 has been updated to down 1.5% to up 1.5%.

The Company expects to deliver adjusted consolidated operating profit growth of 0.5% to 4.5% for the first quarter of 2018.

CVS Health is providing non-GAAP information on a prospective basis that excludes certain items because of the nature of these items and the impact they have on the analysis of underlying business performance and trends. Management believes that providing this information enhances investors’ understanding of the Company’s performance. This information should be considered in addition to, rather than as a substitute for, information prepared in accordance with GAAP. CVS Health’s definitions of these non-GAAP items may not be comparable to similarly-titled measurements reported by other companies.

Adjusted operating profit is operating profit excluding the impact of acquisition-related integration costs, charges in connection with store rationalization, goodwill impairments, and adjustments to legal reserves in connection with certain legal settlements. Adjusted operating profit guidance, in addition to excluding the foregoing items, also excludes transaction costs related to the proposed acquisition of Aetna, as well as transaction costs for the divestiture of RxCrossroads. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current and expected performance. The most comparable GAAP measure is operating profit.

As there is uncertainty in connection with calculating the adjustments necessary to prepare reconciliations of adjusted operating profit, a non-GAAP financial measure, to the comparable GAAP financial measure, the Company is unable to provide these reconciliations without unreasonable efforts. The items, including, in particular, the additional excluded items identified above, could result in significant adjustments from the most comparable GAAP measure. Therefore, no reconciliations are being provided at this time.

Real Estate Program

During the three months ended December 31, 2017, the Company opened 65,  closed 13 and relocated five retail locations.  During the year ended December 31, 2017, the Company opened 175, closed 81 and relocated 30 retail stores.  As of December 31, 2017, the Company operated 9,803 retail locations, including pharmacies in Target Corporation (“Target”) stores, in 49 states, the District of Columbia, Puerto Rico and Brazil.

Teleconference and Webcast

The Company will be holding a conference call today for the investment community at 8:30 am (ET) to discuss its quarterly results. An audio webcast of the call will be broadcast simultaneously for all interested parties through the Investor Relations section of the CVS Health website at http://investors.cvshealth.com. This webcast will be archived and available on the website for a one-year period following the conference call.

About the Company

CVS Health is a pharmacy innovation company helping people on their path to better health. Through its more than 9,800 retail locations, more than 1,100 walk-in medical clinics, a leading pharmacy benefits manager with more than 94  million plan members, a dedicated senior pharmacy care business serving more than one million patients per year, expanding specialty pharmacy services, and a leading stand-alone Medicare Part D prescription drug plan, the Company enables people, businesses and communities to manage health in more affordable and effective ways. This unique integrated model increases access to quality care, delivers better health outcomes and lowers overall health care costs. Find more information about how CVS Health is shaping the future of health at https://www.cvshealth.com.

No Offer or Solicitation

This communication is for informational purposes only and not intended to and does not constitute an offer to subscribe for, buy or sell, the solicitation of an offer to subscribe for, buy or sell or an invitation to subscribe for, buy or sell any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Additional Information and Where to Find It

In connection with the proposed transaction between CVS Health Corporation (“CVS Health”) and Aetna Inc. (“Aetna”), on February 5, 2018, CVS Health filed with the Securities and Exchange Commission (the “SEC”) an amendment to the registration statement on Form S-4 that was originally filed on January 4, 2018.  The registration statement includes a preliminary joint proxy statement of CVS Health and Aetna that also constitutes a preliminary prospectus of CVS Health, which will be mailed to stockholders of CVS Health and shareholders of Aetna once the registration statement becomes effective and the joint proxy statement/prospectus is in definitive form.  The registration statement is not yet effective.  INVESTORS AND SECURITY HOLDERS OF CVS HEALTH AND AETNA ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED OR THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain free copies of the registration statement and the joint proxy statement/prospectus and other documents filed with the SEC by CVS Health or Aetna through the website maintained by the SEC at http://www.sec.gov.  Copies of the documents filed with the SEC by CVS Health are available free of charge within the Investors section of CVS Health’s Web site at http://www.cvshealth.com/investors or by contacting CVS Health’s Investor Relations Department at 800-201-0938.  Copies of the documents filed with the SEC by Aetna are available free of charge on Aetna’s internet website at http://www.Aetna.com or by contacting Aetna’s Investor Relations Department at 860-273-0896.

Participants in the Solicitation

CVS Health, Aetna, their respective directors and certain of their respective executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction.  Information about the directors and executive officers of CVS Health is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 9, 2017, its proxy statement for its 2017 annual meeting of stockholders, which was filed with the SEC on March 31, 2017, and certain of its Current Reports on Form 8-K.  Information about the directors and executive officers of Aetna is set forth in its Annual Report on Form 10-K for the year ended December 31, 2016, which was filed with the SEC on February 17, 2017, its proxy statement for its 2017 annual meeting of shareholders, which was filed with the SEC on April 7, 2017, and certain of its Current Reports on Form 8-K.  Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the preliminary joint proxy statement/prospectus and will be contained in the definitive joint proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (the “Reform Act”) provides a safe harbor for forward-looking statements made by or on behalf of CVS Health or Aetna.  This communication may contain forward-looking statements within the meaning of the Reform Act.  You can generally identify forward-looking statements by the use of forward-looking terminology such as “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “evaluate,” “expect,” “explore,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “view,” or “will,” or the negative thereof or other variations thereon or comparable terminology.  These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond CVS Health’s and Aetna’s control.

Statements in this communication regarding CVS Health and Aetna that are forward-looking, including CVS Health’s and Aetna’s projections as to the closing date for the pending acquisition of Aetna (the “transaction”), the extent of, and the time necessary to obtain, the regulatory approvals required for the transaction, the anticipated benefits of the transaction, the impact of the transaction on CVS Health’s and Aetna’s businesses, the expected terms and scope of the expected financing for the transaction, the ownership percentages of CVS Health’s common stock of CVS Health stockholders and Aetna shareholders at closing, the aggregate amount of indebtedness of CVS Health following the closing of the transaction, CVS Health’s expectations regarding debt repayment and its debt to capital ratio following the closing of the transaction, CVS Health’s and Aetna’s respective share repurchase programs and ability and intent to declare future dividend payments, the number of prescriptions used by people served by the combined companies’ pharmacy benefit business, the synergies from the transaction, and CVS Health’s, Aetna’s and/or the combined company’s future operating results, are based on CVS Health’s and Aetna’s managements’ estimates, assumptions and projections, and are subject to significant uncertainties and other factors, many of which are beyond their control.  In particular, projected financial information for the combined businesses of CVS Health and Aetna is based on estimates, assumptions and projections and has not been prepared in conformance with the applicable accounting requirements of Regulation S-X relating to pro forma financial information, and the required pro forma adjustments have not been applied and are not reflected therein.  None of this information should be considered in isolation from, or as a substitute for, the historical financial statements of CVS Health and Aetna.  Important risk factors related to the transaction could cause actual future results and other future events to differ materially from those currently estimated by management, including, but not limited to:  the timing to consummate the proposed transaction; the risk that a regulatory approval that may be required for the proposed transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that a condition to the closing of the proposed transaction may not be satisfied; the outcome of litigation related to the transaction; the ability to achieve the synergies and value creation contemplated; CVS Health’s ability to promptly and effectively integrate Aetna’s businesses; and the diversion of and attention of management of both CVS Health and Aetna on transaction-related issues.

In addition, this communication may contain forward-looking statements regarding CVS Health’s or Aetna’s respective businesses, financial condition and results of operations.  These forward-looking statements also involve risks, uncertainties and assumptions, some of which may not be presently known to CVS Health or Aetna or that they currently believe to be immaterial also may cause CVS Health’s or Aetna’s actual results to differ materially from those expressed in the forward-looking statements, adversely impact their respective businesses, CVS Health’s ability to complete the transaction and/or CVS Health’s ability to realize the expected benefits from the transaction.  Should any risks and uncertainties develop into actual events, these developments could have a material adverse effect on the transaction and/or CVS Health or Aetna, CVS Health’s ability to successfully complete the transaction and/or realize the expected benefits from the transaction.  Additional information concerning these risks, uncertainties and assumptions can be found in CVS Health’s and Aetna’s respective filings with the SEC, including the risk factors discussed in “Item 1.A. Risk Factors” in CVS Health’s and Aetna’s most recent Annual Reports on Form 10-K, as updated by their Quarterly Reports on Form 10-Q and future filings with the SEC.

You are cautioned not to place undue reliance on CVS Health’s and Aetna’s forward-looking statements.  These forward-looking statements are and will be based upon management’s then-current views and assumptions regarding future events and operating performance, and are applicable only as of the dates of such statements.  Neither CVS Health nor Aetna assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, as of any future date.

— Tables Follow —

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Income

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions, except per share amounts	2017	2016 (1)	2017	2016 (1)

Net revenues	$48,385	$45,971	$184,765	$177,526
Cost of revenues	40,481	38,365	156,220	148,669
Gross profit	7,904	7,606	28,545	28,857
Operating expenses	4,796	4,606	19,028	18,491
Operating profit	3,108	3,000	9,517	10,366
Interest expense, net	297	242	1,041	1,058
Loss on early extinguishment of debt	—	—	—	643
Other expense	2	5	208	28
Income before income tax provision	2,809	2,753	8,268	8,637
Income tax provision (benefit)	(478)	1,046	1,637	3,317
Income from continuing operations	3,287	1,707	6,631	5,320
Loss from discontinued operations, net of tax	—	—	(8)	(1)
Net income	3,287	1,707	6,623	5,319
Net income attributable to noncontrolling interest	—	—	(1)	(2)
Net income attributable to CVS Health	$3,287	$1,707	$6,622	$5,317

Basic earnings per share:
Income from continuing operations attributable to CVS Health	$3.23	$1.60	$6.48	$4.93
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$3.23	$1.60	$6.47	$4.93
Weighted average shares outstanding	1,014	1,064	1,020	1,073
Diluted earnings per share:
Income from continuing operations attributable to CVS Health	$3.22	$1.59	$6.45	$4.91
Loss from discontinued operations attributable to CVS Health	$—	$—	$(0.01)	$—
Net income attributable to CVS Health	$3.22	$1.59	$6.44	$4.90
Weighted average shares outstanding	1,018	1,069	1,024	1,079
Dividends declared per share	$0.50	$0.425	$2.00	$1.70

(1)

Effective January 1, 2017, the Company adopted Accounting Standards Update (“ASU”) 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost,  which resulted in a retrospective reclassification of $5  million and $28 million of net benefit costs from operating expenses to other expense in the three months and year ended December 31, 2017, respectively.

CVS HEALTH CORPORATION

Condensed Consolidated Balance Sheets

(Unaudited)

	December 31,	December 31,
In millions, except per share amounts	2017	2016

Assets:
Cash and cash equivalents	$1,696	$3,371
Short-term investments	111	87
Accounts receivable, net	13,181	12,164
Inventories	15,296	14,760
Other current assets	945	660
Total current assets	31,229	31,042
Property and equipment, net	10,292	10,175
Goodwill	38,451	38,249
Intangible assets, net	13,630	13,511
Other assets	1,529	1,485
Total assets	$95,131	$94,462

Liabilities:
Accounts payable	$8,863	$7,946
Claims and discounts payable	10,355	9,451
Accrued expenses	6,609	6,937
Short-term debt	1,276	1,874
Current portion of long-term debt	3,545	42
Total current liabilities	30,648	26,250
Long-term debt	22,181	25,615
Deferred income taxes	2,996	4,214
Other long-term liabilities	1,611	1,549

Shareholders’ equity:
CVS Health shareholders’ equity:
Preferred stock, par value $0.01: 0.1 shares authorized; none issued or outstanding	—	—
Common stock, par value $0.01: 3,200 shares authorized; 1,712 shares issued and 1,014 shares outstanding at December 31, 2017 and 1,705 shares issued and 1,061 shares outstanding at December 31, 2016	17	17
Treasury stock, at cost: 697 shares at December 31, 2017 and 643 shares at December 31, 2016	(37,765)	(33,452)
Shares held in trust: 1 share at December 31, 2017 and December 31, 2016	(31)	(31)
Capital surplus	32,079	31,618
Retained earnings	43,556	38,983
Accumulated other comprehensive income (loss)	(165)	(305)
Total CVS Health shareholders’ equity	37,691	36,830
Noncontrolling interest	4	4
Total shareholders’ equity	37,695	36,834
Total liabilities and shareholders’ equity	$95,131	$94,462

CVS HEALTH CORPORATION

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31
In millions	2017	2016 (1)
Cash flows from operating activities:
Cash receipts from customers	$176,594	$172,310
Cash paid for inventory and prescriptions dispensed by retail network pharmacies	(149,279)	(142,511)
Cash paid to other suppliers and employees	(15,348)	(15,478)
Interest received	21	20
Interest paid	(1,072)	(1,140)
Income taxes paid	(2,909)	(3,060)
Net cash provided by operating activities	8,007	10,141

Cash flows from investing activities:
Purchases of property and equipment	(1,918)	(2,224)
Proceeds from sale-leaseback transactions	265	230
Proceeds from sale of property and equipment and other assets	33	37
Acquisitions (net of cash acquired) and other investments	(1,287)	(539)
Purchase of available-for-sale investments	(86)	(65)
Maturity of available-for-sale investments	61	91
Net cash used in investing activities	(2,932)	(2,470)

Cash flows from financing activities:
Increase (decrease) in short-term debt	(598)	1,874
Proceeds from issuance of long-term debt	—	3,455
Repayments of long-term debt	—	(5,943)
Purchase of noncontrolling interest in subsidiary	—	(39)
Payment of contingent consideration	—	(26)
Dividends paid	(2,049)	(1,840)
Proceeds from exercise of stock options	329	296
Payments for taxes related to net share settlement of equity awards	(71)	(72)
Repurchase of common stock	(4,361)	(4,461)
Other	(1)	(5)
Net cash used in financing activities	(6,751)	(6,761)
Effect of exchange rate changes on cash and cash equivalents	1	2
Net increase (decrease) in cash and cash equivalents	(1,675)	912
Cash and cash equivalents at the beginning of the period	3,371	2,459
Cash and cash equivalents at the end of the period	$1,696	$3,371

Reconciliation of net income to net cash provided by operating activities:
Net income	$6,623	$5,319
Adjustments required to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,479	2,475
Goodwill impairments	181	—
Losses on settlements of defined benefit pension plans	187	—
Stock-based compensation	234	222
Loss on early extinguishment of debt	—	643
Deferred income taxes	(1,334)	18
Other noncash items	53	135
Change in operating assets and liabilities, net of effects from acquisitions:
Accounts receivable, net	(941)	(243)
Inventories	(514)	(742)
Other current assets	(341)	35
Other assets	3	(43)
Accounts payable and claims and discounts payable	1,710	2,189
Accrued expenses	(371)	131
Other long-term liabilities	38	2
Net cash provided by operating activities	$8,007	$10,141

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $72 million of excess tax benefits from financing activities to operating activities, which increased net cash provided by operating activities and increased cash used in financing activities by that amount for the year ended December  31, 2016.

Non-GAAP Financial Measures

The following provides reconciliations of certain non-GAAP financial measures presented in this Form 8-K to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Company uses the non-GAAP measures “Adjusted EPS” and “Free Cash Flow” to assess and analyze underlying business performance and trends. Management believes that providing these non-GAAP measures enhances investors’ understanding of the Company’s performance.

The Company defines Adjusted Earnings per Share, or Adjusted EPS, as income from continuing operations excluding the impact of certain adjustments such as the amortization of intangible assets, acquisition-related transaction and integration  costs, acquisition-related bridge financing costs, transaction costs in connection with divestures of subsidiaries, goodwill impairments, charges in connection with store rationalization, losses on settlements of defined benefit pension plans, adjustments to legal reserves in connection with certain legal settlements, and losses on early extinguishments of debt and any other items specifically identified herein,  divided by the Company’s weighted average diluted shares outstanding. The Company believes that this measure enhances investors’ ability to compare the Company’s past financial performance with its current performance.

The Company defines Free Cash Flow as net cash provided by operating activities less net additions to property and equipment (i.e., additions to property and equipment plus proceeds from sale-leaseback transactions). Management uses this non-GAAP financial measure for internal comparisons and finds it useful in assessing year-over-year cash flow performance.

These non-GAAP financial measures are provided as supplemental information to the financial measures presented in this press release that are calculated and presented in accordance with GAAP. Adjusted EPS should be considered in addition to, rather than as a substitute for, income before income tax provision as a measure of our performance. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. The Company’s definitions of Adjusted EPS and Free Cash Flow may not be comparable to similarly titled measurements reported by other companies.

Adjusted Earnings Per Share

(Unaudited)

The following is a reconciliation of income before income tax provision to Adjusted EPS:

	Three Months Ended		Year Ended
	December 31		December 31
In millions, except per share amounts	2017	2016	2017	2016

Income before income tax provision	$2,809	$2,753	$8,268	$8,637
Non-GAAP adjustments:
Amortization of intangible assets	209	202	817	795
Acquisition-related transaction and integration costs (1)	34	84	65	291
Acquisition-related bridge financing costs (2)	56	—	56	—
Transaction costs in connection with divestiture of subsidiary (3)	9	—	9	—
Goodwill impairments (4)	46	—	181	—
Charges in connection with store rationalization (5)	4	34	215	34
Losses on settlements of defined benefit pension plans	—	—	187	—
Adjustments to legal reserves in connection with certain legal settlements (6)	—	(88)	—	(85)
Loss on early extinguishment of debt	—	—	—	643
Adjusted income before income tax provision	3,167	2,985	9,798	10,315
Adjusted income tax provision (7)	1,213	1,149	3,733	3,982
Adjusted income from continuing operations	1,954	1,836	6,065	6,333
Net income attributable to noncontrolling interest	—	—	(1)	(2)
Adjusted income allocable to participating securities	(5)	(9)	(22)	(31)
Adjusted income from continuing operations attributable to CVS Health	$1,949	$1,827	$6,042	$6,300

Weighted average diluted shares outstanding	1,018	1,069	1,024	1,079
Adjusted EPS	$1.92	$1.71	$5.90	$5.84

(1)

In 2017, transaction costs relate to the proposed acquisition of Aetna and integration costs relate to the acquisition of Omnicare.  Amounts in 2016 are comprised of integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(2)	Bridge financing costs relate to the proposed acquisition of Aetna and are included in interest expense.
(3)	Transaction costs associated with the sale of RxCrossroads for $725 million which closed on January 2, 2018.
(4)	Goodwill impairments relate to the RxCrossroads reporting unit within the Retail/LTC Segment.
(5)	Primarily represents charges for noncancelable lease obligations associated with stores closed in connection with our enterprise streamlining initiative.
(6)

Represents legal charges of $3 million in the first quarter of 2016 in connection with a disputed 1999 legal settlement and an $88 million reversal of an accrual in connection with a legal settlement in the fourth quarter of 2016.

(7)

The adjusted income tax provision for the three months and year ended December 31, 2017, excludes the approximately $1.5 billion income tax benefit associated with the enactment of the TCJA in December 2017.

Free Cash Flow

(Unaudited)

The following is a reconciliation of net cash provided by operating activities to Free Cash Flow:

	Year Ended
	December 31,
In millions	2017	2016 (1)

Net cash provided by operating activities	$8,007	$10,141
Subtract: Additions to property and equipment	(1,918)	(2,224)
Add: Proceeds from sale-leaseback transactions	265	230
Free cash flow	$6,354	$8,147

(1)

Effective January 1, 2017, the Company adopted ASU 2016-09, Improvements to Employee Share-Based Payment Accounting, which resulted in a retrospective reclassification of $72 million of excess tax benefits from financing activities to operating activities, which increased net cash provided by operating activities by that amount for the year ended December 31, 2016.

Supplemental Information

(Unaudited)

The Company evaluates its Pharmacy Services and Retail/LTC segment performance based on net revenues, gross profit and operating profit before the effect of nonrecurring charges and gains and certain intersegment activities. The Company evaluates the performance of its Corporate Segment based on operating expenses before the effect of nonrecurring charges and gains and certain intersegment activities. The following is a reconciliation of the Company’s segments to the accompanying condensed consolidated financial statements:

	Pharmacy
	Services	Retail/LTC	Corporate	Intersegment	Consolidated
In millions	Segment(1)	Segment	Segment	Eliminations(2)	Totals
Three Months Ended
December 31, 2017:
Net revenues	$34,152	$20,910	$—	$(6,677)	$48,385
Gross profit (3)	1,830	6,281	—	(207)	7,904
Operating profit (loss) (4)(5)(6)	1,483	2,094	(280)	(189)	3,108
December 31, 2016:
Net revenues	31,259	20,847	—	(6,135)	45,971
Gross profit (3)	1,635	6,178	—	(207)	7,606
Operating profit (loss) (5)(6)(7)(8)	1,394	2,029	(231)	(192)	3,000
Year Ended
December 31, 2017:
Net revenues	130,596	79,398	—	(25,229)	184,765
Gross profit (3)	6,040	23,317	—	(812)	28,545
Operating profit (loss) (4)(5)(6)	4,755	6,469	(966)	(741)	9,517
December 31, 2016:
Net revenues	119,963	81,100	—	(23,537)	177,526
Gross profit (3)	5,901	23,738	—	(782)	28,857
Operating profit (loss) (5)(6)(7)(8)	4,676	7,302	(891)	(721)	10,366

(1)

Net revenues of the Pharmacy Services Segment include approximately $2.5 billion and $2.4 billion of retail co‑payments for the three months ended December 31, 2017 and 2016, respectively, as well as $10.8 billion and $10.5 billion of retail co-payments for the year ended December 31, 2017 and 2016, respectively.

(2)

Intersegment eliminations relate to intersegment revenue generating activities that occur between the Pharmacy Services Segment and the Retail/LTC Segment. These occur in the following ways: when members of Pharmacy Services Segment clients (“members”) fill prescriptions at the Company’s retail pharmacies to purchase covered products, when members enrolled in programs such as Maintenance Choice® elect to pick up maintenance prescriptions at one of the Company’s retail pharmacies instead of receiving them through the mail, or when members have prescriptions filled at the Company’s long-term care pharmacies. When these occur, both the Pharmacy Services and Retail/LTC segments record the revenues, gross profit and operating profit on a standalone basis.

(3)

The Retail/LTC Segment gross profit for the three months ended December 31,  2017, includes a  $5 million reduction in integration costs for a change in estimate related to the acquisition of the pharmacies and clinics of Target. For the three months ended December 31, 2016, Retail/LTC Segment gross profit includes $31 million of acquisition-related integration costs. The Retail/LTC Segment gross profit for the years ended December 31, 2017 and 2016 includes  $2 million and $46 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(4)

The Retail/LTC Segment operating profit for the three months and year ended December 31,  2017, includes $4 million and $215 million, respectively, of charges associated with store closures.  In addition, the Retail/LTC Segment operating profit for the three months and year ended December 31, 2017, includes $46 million and $181 million, respectively, of goodwill impairment charges related to its RxCrossroads reporting unit. The Retail/LTC Segment operating profit for the three months and year ended December 31, 2016 includes a $34 million asset impairment charge in connection with planned stored closures in 2017 related to our enterprise streamlining initiative.

(5)

The Retail/LTC Segment operating profit for the three months ended December 31, 2016 includes  $87 million of acquisition-related integration costs. The Retail/LTC Segment operating profit for the years ended December 31, 2017 and 2016 includes $34 million and $281 million, respectively, of acquisition-related integration costs. The integration costs in 2017 are related to the acquisition of Omnicare and the integration costs in 2016 are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(6)

The Corporate Segment operating loss for the year ended December 31, 2017, includes a $3 million reduction in integration costs for a change in estimate related to the acquisition of Omnicare.  In addition, the Corporate Segment operating loss for the three months and year ended December 31, 2017, includes $34 million in acquisition-related transaction costs related to the proposed Aetna acquisition and $9 million of transaction costs related to the divestiture of RxCrossroads. The Corporate Segment operating loss for the three months ended December 31, 2016 includes a $3 million reduction in integration costs for a change in estimate related to the acquisition of Omnicare and for the year ended December 31, 2016 includes $10 million of integration costs related to the acquisitions of Omnicare and the pharmacies and clinics of Target. For the year ended December 31, 2016, the Corporate Segment also included a $3 million charge related to a legacy lawsuit challenging the 1999 legal settlement of MedPartners of various securities class actions and a related derivative claim.

(7)	The Pharmacy Services Segment operating profit for the year ended December 31, 2016, includes the reversal of an accrual of $88 million in connection with a legal settlement.
(8)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which increased consolidated operating profit by $5 and $28 million for the three months and year ended December 31, 2016, respectively.

Supplemental Information

(Unaudited)

Pharmacy Services Segment

The following table summarizes the Pharmacy Services Segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions	2017	2016	2017	2016
Net revenues	$34,152	$31,259	$130,596	$119,963
Gross profit	1,830	1,635	6,040	5,901
Gross profit % of net revenues	5.4%	5.2%	4.6%	4.9%
Operating expenses (1)	347	241	1,285	1,225
Operating expenses % of net revenues	1.0%	0.8%	1.0%	1.0%
Operating profit (1)(2)	1,483	1,394	4,755	4,676
Operating profit % of net revenues	4.3%	4.5%	3.6%	3.9%
Net revenues:
Mail choice (3)	$11,759	$11,115	$45,709	$42,783
Pharmacy network (4)	22,297	20,065	84,555	76,848
Other	96	79	332	332
Pharmacy claims processed (90 Day = 3 prescriptions) (5)(6):
Total	458.7	425.4	1,781.9	1,639.2
Mail choice (3)	69.0	65.2	265.2	251.5
Pharmacy network (4)	389.7	360.2	1,516.7	1,387.7
Generic dispensing rate (5)(6):
Total	86.9%	86.1%	87.0%	85.9%
Mail choice (3)	83.2%	82.2%	83.1%	81.4%
Pharmacy network (4)	87.5%	86.8%	87.7%	86.7%
Mail choice penetration rate (5)(6)	15.0%	15.3%	14.9%	15.3%

(1)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $4 million for the year ended December 31, 2016.

(2)	The Pharmacy Services Segment operating profit for the year ended December 31, 2016, includes the reversal of an accrual of $88 million in connection with a legal settlement.
(3)

Mail choice is defined as claims filled at a Pharmacy Services mail facility, which includes specialty mail claims inclusive of Specialty Connect®  claims picked up at retail, as well as prescriptions filled at our retail pharmacies under the Maintenance Choice® program.

(4)

Pharmacy network net revenues, claims processed and generic dispensing rates do not include Maintenance Choice activity, which is included within the mail choice category. Pharmacy network is defined as claims filled at retail and specialty retail pharmacies, including our retail pharmacies and long-term care pharmacies, but excluding Maintenance Choice activity.

(5)

Includes the adjustment to convert 90-day prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(6)

The pharmacy claims processed, the generic dispensing rate and the mail choice penetration rate for the three months and year ended December  31, 2016 has been revised to reflect 90-day prescriptions to the equivalent of three 30-day prescriptions.

Supplemental Information

(Unaudited)

Retail/LTC Segment

The following table summarizes the Retail/LTC Segment’s performance for the respective periods:

	Three Months Ended		Year Ended
	December 31,		December 31,
In millions	2017	2016	2017	2016
Net revenues	$20,910	$20,847	$79,398	$81,100
Gross profit (1)(2)	6,281	6,178	23,317	23,738
Gross profit % of net revenues	30.0%	29.6%	29.4%	29.3%
Operating expenses (1)(2)(3)(4)	4,187	4,149	16,848	16,436
Operating expenses % of net revenues	20.0%	19.9%	21.2%	20.3%
Operating profit (4)	2,094	2,029	6,469	7,302
Operating profit % of net revenues	10.0%	9.7%	8.1%	9.0%
Prescriptions filled (90 Day = 3 prescriptions) (5)	321.8	314.7	1,230.5	1,223.5
Net revenue increase (decrease):
Total	0.3%	4.7%	(2.1)%	12.6%
Pharmacy	0.5%	5.7%	(2.2)%	15.9%
Front Store	(0.3)%	(1.3)%	(1.9)%	0.3%
Total prescription volume (90 Day = 3 prescriptions) (5)	2.3%	9.5%	0.6%	18.6%
Same store sales increase (decrease) (6):
Total	0.1%	(0.7)%	(2.6)%	1.9%
Pharmacy	0.4%	0.2%	(2.6)%	3.2%
Front Store	(0.7)%	(2.9)%	(2.6)%	(1.5)%
Prescription volume (90 Day = 3 prescriptions) (5)	2.5%	2.0%	0.4%	3.6%
Generic dispensing rates	86.8%	85.2%	87.3%	85.7%
Pharmacy % of net revenues	74.7%	74.6%	75.0%	75.0%

(1)

Gross profit and operating expenses for the three months ended December 31, 2017, includes a $5 million reduction in integration costs for a change in estimate and $5 million of acquisition-related integration costs, respectively. Gross profit and operating expenses for the year ended December 31,  2017, include $2 million and $32 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisition of Omnicare.

(2)

Gross profit and operating expenses for the three months December 31, 2016 include $31 million and $56 million, respectively, of acquisition-related integration costs. Gross profit and operating expenses for the year ended December 31, 2016 include $46 million and $235 million, respectively, of acquisition-related integration costs. The integration costs are related to the acquisitions of Omnicare and the pharmacies and clinics of Target.

(3)

Operating expenses for the three months and year ended December 31,  2017, includes $4 million and $215 million, respectively, of charges associated with store rationalization. Operating expenses for the three months and year ended December 31,  2017, also includes  $46  million and $181 million, respectively, of goodwill impairment charges related to the segment’s RxCrossroads reporting unit.

(4)

Amounts revised to reflect the adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost, which decreased operating expenses and increased operating profit by $3 million for the three months ended December 31, 2016. For the year ended December 31, 2016, the adoption of ASU 2017-07 decreased operating expenses and increased operating profit by $21 million.

(5)

Includes the adjustment to convert 90-day non-specialty prescriptions to the equivalent of three 30-day prescriptions. This adjustment reflects the fact that these prescriptions include approximately three times the amount of product days supplied compared to a normal prescription.

(6)	Same store sales and prescriptions exclude revenues from MinuteClinic, and revenue and prescriptions from stores in Brazil, LTC operations and from commercialization services.